Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$18,620,000 Capped Enhanced Participation Basket-Linked Notes Due February 23, 2023
The notes do not bear interest. The amount that you will be paid on your notes at maturity (February 23, 2023) is based on the performance of an unequally-weighted basket comprised of the common stock or ordinary shares of 67 companies (the basket components) as measured from the trade date (January 21, 2022) to and including the valuation date (February 21, 2023). For a full list of the basket components, see “About the Basket” herein.
The initial basket level was set to 100 on the trade date and the final basket level will equal the sum of the products, as calculated for each basket component, of: (i) the final component price divided by the initial component price multiplied by (ii) the applicable initial weighted value for each basket component set forth under “About the Basket” herein. If the final basket level on the valuation date is greater than the initial basket level, the return on your notes will be positive and will equal 120% times the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level, subject to the maximum payment amount of $1,171.60 for each $1,000 principal amount of your notes. If the final basket level is equal to the initial basket level, you will receive the principal amount of your notes. If the final basket level is less than the initial basket level, the return on your notes will be negative and you may lose up to your entire principal amount. Specifically, you will lose 1% for every 1% negative basket return below the initial basket level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 principal amount of your notes:
●
if the final basket level is greater than the initial basket level (the basket return is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return times (c) 120%, subject to the maximum payment amount;

●	if the final basket level is equal to the initial basket level (the basket return is zero), you will receive an amount in cash equal to $1,000; or
●
if the final basket level is less than the initial basket level (the basket return is negative), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Declines in the price of one basket component may offset increases in the prices of the other basket components. Due to the unequal weighting of each basket component, the performances of the more heavily weighted basket components will have a larger impact on your return on the notes than the performance of the lower weighted basket components. In addition, no payments on your notes will be made prior to maturity.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-17 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes were set on the trade date was $984.32 per $1,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-17 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$18,620,000.00
Underwriting commissions	0.95%	$176,890.00
Proceeds to The Bank of Nova Scotia	99.05%	$18,443,110.00
[1] For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated January 21, 2022

The Capped Enhanced Participation Basket-Linked Notes Due February 23, 2023 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the basket and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the basket components and will not include any dividends that may be paid on the basket components. The notes are derivative products based on the performance of the basket. The notes do not constitute a direct investment in any of the basket components. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any basket component, and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of the basket components (each, a “basket component issuer” and together, the “basket component issuers”) including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-19.
The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell the notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $33.00 per $1,000 principal amount).
Prior to April 21, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through April 20, 2022). On and after April 21, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-17 of this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement, and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	0641597A8 / US0641597A89
Type of Notes:	Capped Enhanced Participation Basket-Linked Notes
Basket:	An unequally weighted basket comprised of the basket components; see “About the Basket” herein.
Basket Components:	The 67 common stocks or ordinary shares listed under “About the Basket” herein.
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $18,620,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	January 21, 2022
Original Issue Date:	January 28, 2022

Delivery of the notes will be made against payment therefor on the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in 5 business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:	February 21, 2023

The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day with respect to a basket component, the valuation date will be postponed in the same manner as if a market disruption event has occurred with respect to such basket component.

Maturity Date:
February 23, 2023, subject to adjustment due to a market disruption event, a non-trading day with respect to one or more basket components or a non-business day, as described in more detail under “General Terms of the Notes—Maturity Date” in the accompanying product supplement

Principal at Risk:	You will lose all or a substantial portion of your investment in the notes if the final basket level is less than the initial basket level

Purchase at amount other than the principal amount:
The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Additionally, the maximum payment amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your investment. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates has agreed to sell the notes to GS&Co. at a discount reflecting commissions of $9.50 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $7.00 of selling commission. GS&Co. initially offered the notes to the public at the original issue price set forth on the cover of this pricing supplement. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

A fee will also be paid to SIMON Markets LLC, a broker-dealer affiliated with GS&Co., in connection with the distribution of the notes
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our respective clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:	The payment at maturity, for each $1,000 principal amount of notes, will be based on the performance of the basket and will be calculated as follows:
	•	If the final basket level is greater than the initial basket level, then the payment at maturity will equal:
		o	The lesser of (a) the principal amount + (principal amount × basket return × participation rate) and (b) the maximum payment amount
	•	If the final basket level is equal to the initial basket level, then the payment at maturity will equal the principal amount
	•	If the final basket level is less than the initial basket level, then the payment at maturity will equal:
		o	principal amount + (principal amount × basket return)
In this case you will suffer a percentage loss on your principal amount equal to the negative basket return. Accordingly, you could lose up to 100% of your investment in the notes.
Initial Basket Level:	100

Initial Weighted Value; Initial Weight in Basket:
The initial weighted value for each of the basket components equals the product of the initial weight in the basket of such basket component times the initial basket level. The initial weight in the basket and the initial weighted value for each basket component are set forth under “About the Basket” herein.

Initial Component Price:
For each basket component, the closing price of such basket component calculated on the trade date, as determined by the calculation agent and set forth under “About the Basket” herein, subject to adjustment as described under “General Terms of the Notes — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Final Component Price:	For each basket component, the closing price of such basket component calculated on the valuation date.

In certain special circumstances, the final component price will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Final Basket Level:
The sum of the products, as calculated for each basket component, of: (i) the final component price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component

Basket Return:	The quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Participation Rate:	120.00%
Maximum Payment Amount:	$1,171.60. The maximum payment amount sets a cap on appreciation of the basket of 14.30%.
Closing Price:
As used herein, the “closing price” of a basket component on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), on a per-share basis on the principal national securities exchange on which the basket component is listed for trading on that day, or, if the basket component is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such basket component.

If a basket component is not listed or traded as described above, then the closing price for such basket component on any day will be the average, as determined by the calculation agent, of the bid prices for such basket component obtained from as many dealers in such basket component selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of its or our affiliates.

Trading Day:	With respect to each basket component, a day on which the principal trading market for such basket component is open for trading
Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement.
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ABOUT THE BASKET
The following table lists the basket components and related information, including their corresponding Bloomberg Professional® service (“Bloomberg”) tickers, primary listings, initial weights in the basket, initial weighted values and initial component prices. Each of the basket component issuers faces its own business risks and other competitive factors. Any of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket or any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.
Calculation of the Basket
The initial basket level was set to 100 on the trade date. The final basket level will be determined on the valuation date and will be equal to the sum of the products, as calculated for each basket component, of (i) the final component price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component. For each basket component, the initial weighted value is equal to the product of the initial weight of such basket component in the basket multiplied by the initial basket level.
Bloomberg Ticker	Basket Component	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Component Price
ADM UN	Archer-Daniels-Midland Company	New York Stock Exchange	1.61%	1.61	$68.94
AGCO UN	AGCO Corporation	New York Stock Exchange	1.28%	1.28	$117.48
ALSN UN	Allison Transmission Holdings, Inc.	New York Stock Exchange	0.80%	0.80	$38.80
AN UN	AutoNation, Inc.	New York Stock Exchange	1.28%	1.28	$104.98
ASH UN	Ashland Global Holdings Inc.	New York Stock Exchange	1.15%	1.15	$96.70
AWI UN	Armstrong World Industries, Inc.	New York Stock Exchange	0.73%	0.73	$102.58
AZO UN	AutoZone, Inc.	New York Stock Exchange	2.18%	2.18	$1,942.17
BAC UN	Bank of America Corporation	New York Stock Exchange	2.54%	2.54	$44.92
BURL UN	Burlington Stores, Inc.	New York Stock Exchange	1.19%	1.19	$213.85
CAT UN	Caterpillar Inc.	New York Stock Exchange	1.36%	1.36	$214.09
CE UN	Celanese Corporation	New York Stock Exchange	1.64%	1.64	$160.65
CFG UN	Citizens Financial Group, Inc.	New York Stock Exchange	2.44%	2.44	$50.62
CFX UN	Colfax Corporation	New York Stock Exchange	0.85%	0.85	$42.45
CLH UN	Clean Harbors, Inc.	New York Stock Exchange	0.57%	0.57	$93.15
CMG UN	Chipotle Mexican Grill, Inc.	New York Stock Exchange	1.36%	1.36	$1,378.40
CRI UN	Carter's, Inc.	New York Stock Exchange	1.07%	1.07	$91.44
DE UN	Deere & Company	New York Stock Exchange	1.46%	1.46	$364.28
DPZ UN	Domino's Pizza, Inc.	New York Stock Exchange	1.68%	1.68	$434.81
ETN UN	Eaton Corporation Public Limited Company	New York Stock Exchange	1.72%	1.72	$160.54
FITB UW	Fifth Third Bancorp	Nasdaq Global Select Market	2.56%	2.56	$45.04
FMC UN	FMC Corporation	New York Stock Exchange	1.36%	1.36	$108.85
FND UN	Floor & Decor Holdings, Inc.	New York Stock Exchange	1.41%	1.41	$96.82
GGG UN	Graco Inc.	New York Stock Exchange	1.23%	1.23	$71.40

GPC UN	Genuine Parts Company	New York Stock Exchange	1.74%	1.74	$130.58
GPS UN	The Gap, Inc.	New York Stock Exchange	0.94%	0.94	$15.86
HBI UN	Hanesbrands Inc.	New York Stock Exchange	1.20%	1.20	$15.73
HII UN	Huntington Ingalls Industries, Inc.	New York Stock Exchange	1.39%	1.39	$191.10
HON UW	Honeywell International Inc.	Nasdaq Global Select Market	1.38%	1.38	$205.10
HUN UN	Huntsman Corporation	New York Stock Exchange	1.17%	1.17	$35.45
IEX UN	IDEX Corporation	New York Stock Exchange	1.48%	1.48	$219.15
IP UN	International Paper Company	New York Stock Exchange	1.27%	1.27	$47.29
ITT UN	ITT Inc.	New York Stock Exchange	0.78%	0.78	$93.82
ITW UN	Illinois Tool Works Inc.	New York Stock Exchange	1.57%	1.57	$237.45
J UN	Jacobs Engineering Group Inc.	New York Stock Exchange	1.51%	1.51	$127.96
JCI UN	Johnson Controls International Public Limited Company	New York Stock Exchange	1.83%	1.83	$72.72
JPM UN	JPMorgan Chase & Co.	New York Stock Exchange	2.30%	2.30	$145.08
LULU UW	lululemon athletica inc.	Nasdaq Global Select Market	1.36%	1.36	$313.02
MAS UN	Masco Corporation	New York Stock Exchange	1.61%	1.61	$64.26
MCD UN	McDonald's Corporation	New York Stock Exchange	1.58%	1.58	$254.59
MET UN	MetLife, Inc.	New York Stock Exchange	2.26%	2.26	$65.61
MOS UN	The Mosaic Company	New York Stock Exchange	1.85%	1.85	$39.31
MS UN	Morgan Stanley	New York Stock Exchange	2.62%	2.62	$98.86
OLN UN	Olin Corporation	New York Stock Exchange	1.31%	1.31	$48.14
ORLY UW	O'Reilly Automotive, Inc.	Nasdaq Global Select Market	1.90%	1.90	$635.92
OSK UN	Oshkosh Corporation	New York Stock Exchange	1.53%	1.53	$115.61
PH UN	Parker-Hannifin Corporation	New York Stock Exchange	1.49%	1.49	$313.48
PKG UN	Packaging Corporation of America	New York Stock Exchange	1.28%	1.28	$134.52
PNC UN	The PNC Financial Services Group, Inc.	New York Stock Exchange	2.51%	2.51	$200.96
POOL UW	Pool Corporation	Nasdaq Global Select Market	2.02%	2.02	$470.88
RF UN	Regions Financial Corporation	New York Stock Exchange	2.39%	2.39	$22.10
RJF UN	Raymond James Financial, Inc.	New York Stock Exchange	2.66%	2.66	$98.16
RL UN	Ralph Lauren Corporation	New York Stock Exchange	1.30%	1.30	$108.50
ROK UN	Rockwell Automation, Inc.	New York Stock Exchange	1.73%	1.73	$314.25
ROP UN	Roper Technologies, Inc.	New York Stock Exchange	1.53%	1.53	$437.94
RSG UN	Republic Services, Inc.	New York Stock Exchange	1.87%	1.87	$127.99
SLVM UN	Sylvamo Corporation	New York Stock Exchange	0.07%	0.07	$30.39
SRCL UW	Stericycle, Inc.	Nasdaq Global Select Market	0.50%	0.50	$57.90
STZ UN	Constellation Brands, Inc.	New York Stock Exchange	1.43%	1.43	$241.01
SYY UN	Sysco Corporation	New York Stock Exchange	1.31%	1.31	$77.41
TKR UN	The Timken Company	New York Stock Exchange	1.22%	1.22	$68.72
UNVR UN	Univar Solutions Inc.	New York Stock Exchange	0.46%	0.46	$26.90
URI UN	United Rentals, Inc.	New York Stock Exchange	1.47%	1.47	$297.17

USFD UN	US Foods Holding Corp.	New York Stock Exchange	1.27%	1.27	$34.44
VFC UN	V.F. Corporation	New York Stock Exchange	1.15%	1.15	$68.00
WEN UW	The Wendy's Company	Nasdaq Global Select Market	1.46%	1.46	$21.98
WRK UN	WestRock Company	New York Stock Exchange	1.34%	1.34	$43.88
XYL UN	Xylem Inc.	New York Stock Exchange	1.49%	1.49	$107.09

ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY
The notes may be suitable for you if:
●	You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
●	You believe that the level of the basket will appreciate over the term of the notes and that the appreciation is unlikely to exceed the cap on appreciation set by the maximum payment amount
●	You can tolerate a loss of up to 100% of your investment and are willing to make an investment that has the same downside market risk as that of an investment in the basket components
●	You are willing to hold the notes to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the notes
●
You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you are willing to invest in the notes based on the maximum payment amount indicated on the cover hereof

●	You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components
●	You do not seek current income from your investment and are willing to forgo any dividends paid on the basket components
●	You are willing to accept the single equity risks associated with the basket components
●
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
●	You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
●
You believe that the level of the basket will decline during the term of the notes or you believe the level of the basket will appreciate over the term of the notes and that the appreciation is likely to exceed the cap on appreciation set by the maximum payment amount

●	You require an investment designed to guarantee a full return of principal at maturity
●
You cannot tolerate a loss of up to 100% of your investment or are not willing to make an investment that, if the final basket level is less than the initial basket level, has the same downside market risk as that of an investment in the basket components

●	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum payment amount indicated on the cover hereof
●	You are unable or unwilling to hold the notes to maturity, a term of approximately 13 months, or you seek an investment for which there will be a secondary market
●	You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components
●	You seek current income from your investment or are unwilling to forgo any dividends paid on the basket components
●	You are not willing to accept the single equity risks associated with the basket components
●	You are not willing to assume the credit risk of the Bank for all payments under the notes

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES
The examples set out below are included for illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the valuation date could have on the payment at maturity assuming all other variables remain constant.
The examples below are based on a range of final basket levels that are entirely hypothetical; the level of the basket on any day throughout the term of the notes, including the final basket level on the valuation date, cannot be predicted. The basket components have been highly volatile in the past, meaning that the prices of the basket components have changed considerably in relatively short periods, and their performances cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Participation rate	120.00%
Initial basket level	100
Maximum payment amount	$1,171.60
Neither a market disruption event nor a non-trading day occurs with respect to any basket component on the originally scheduled valuation date.
No change in or affecting any of the basket components occurs.
Notes are purchased on the original issue date at the principal amount and held to the maturity date.
The actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of each basket component shown elsewhere in this pricing supplement. For information about the historical prices of each basket component see “Information Regarding the Basket and the Basket Components” below.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket components.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.
Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
140.000%	117.160%
130.000%	117.160%
120.000%	117.160%
114.300%	117.160%
114.000%	116.800%
112.000%	114.400%
110.000%	112.000%
108.000%	109.600%
106.000%	107.200%
104.000%	104.800%
102.000%	102.400%
100.000%	100.000%
99.999%	99.999%
90.000%	90.000%
85.000%	85.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%
If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose 100.000% of your investment in the notes. In addition, if the final basket level were determined to be 140.000% of the initial basket level, the payment at maturity that we would pay on your notes would be capped at the maximum payment amount, or 117.160% of each $1,000 principal amount of your notes, as shown in the table above. If you held your notes to the maturity date, you would not benefit from any increase in the level of the basket to a final basket level that is greater than 114.300% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 114.300% (the section right of the 114.300% marker on the horizontal axis) would result in a capped return on your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

Hypothetical Payoff Profile
Hypothetical Payment at Maturity (as % of Principal Amount)
160.000%
140.000%
120.000%
117.160%
100.000%
80.000%
60.000%
40.000%
20.000%
0.000%
100.000%
114.300%
Hypothetical Final Basket Level (as % of Initial Basket Level)
Basket Performance
Note Performance

The payments at maturity shown above are entirely hypothetical; they are based on hypothetical final basket levels and prices of the basket components that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you will pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of each basket component and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS
An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You can lose up to your entire investment in the notes. The cash payment on your notes, if any, on the maturity date will be based on the performance of an unequally weighted basket comprised of the common stock or ordinary shares of 67 companies as measured from the initial basket level of 100 to the final basket level on the valuation date. If the final basket level for your notes is less than the initial basket level, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the basket return times (ii) $1,000. Accordingly, the notes have the same downside risk as that of an investment in the basket components and you may lose up to your entire investment in the notes if the final basket level is less than the initial basket level.
Also, the market price of your notes prior to the maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the maturity date, you may receive far less than the amount of your investment in the notes.
The potential for the value of your notes to increase will be limited
Your ability to participate in any change in the level of the basket over the term of your notes will be limited because of the maximum payment amount. The maximum payment amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the initial basket level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket components.
The participation rate applies only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the basket return multiplied by the participation rate even if such return is positive and less than the maximum payment amount. You may receive the full benefit of the participation rate only if you hold your notes to maturity.
Holding the notes is not the same as holding the basket components; the return on your notes will not reflect any dividends paid on the basket components and you have no voting rights with respect to any basket components
Holding the notes is not the same as holding the basket components. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the basket components would enjoy, and no such dividends or distributions will be factored into the payment at maturity on the notes. Further, the return on your notes may not reflect the return you would realize if you actually owned the basket components. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the participation rate, exceeds the cap on appreciation set by the maximum payment amount.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No interest
The notes do not bear interest and, accordingly, you will not receive any interest payments on the notes.
The amount payable on your notes is not linked to the price of each basket component at any time other than on the valuation date (except in the case of tax redemptions)
The final basket level will be based on the closing prices of the basket components on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing prices of one or more basket components dropped on the valuation date, the payment at maturity for your notes may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the closing prices of the basket components prior to such drop in the prices of the basket components. Although the actual prices of the basket components on the maturity date or at other times during the term of your notes may be higher than the closing prices of the basket components on the valuation date, you will not benefit from the closing prices of the basket components at any time other than on the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict whether and the extent to which the level of the basket will rise or fall. None of the Bank, the calculation agent, GS&Co. or any of our or their respective affiliates gives any assurance that the final basket level will be equal to or greater than the initial basket level. The final basket level may be influenced by complex and interrelated political, economic, financial and other factors that affect the prices of the basket components. You should be willing to accept the risks of the price performance of equity securities in general and the basket components in particular and the risk of losing some or all of your investment in the notes.
Furthermore, we cannot give you any assurance that the future performance of the basket components will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the prices of the basket components would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Basket and the Basket Components” in this pricing supplement for further information regarding the historical performance of the basket components and the hypothetical historical performance of the basket.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the maximum payment amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the maximum payment amount will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.
Risks Relating to Characteristics of the Basket and Basket Components
The notes are linked to the basket components and are therefore subject to the market risks of the basket components
Your notes are linked to the basket components and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each basket component issuer faces its own business risks and challenges, which may adversely affect the market price of such basket component.  In addition, the basket components will not change (except as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “General Terms of the Notes — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement), and your notes will remain linked to the basket components even if one or more of the basket component issuers is experiencing severe business risks and challenges. The lesser performance of some basket components will mitigate and may completely offset the greater performance of other basket components. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the basket component issuers and, therefore, the basket components and the basket. It is possible that declines in the prices of one or more basket components could affect the basket return such that you would lose some or all of your investment in the notes.
The lower performance of one basket component may offset an increase in the other basket components
Declines in the price of one basket component may offset increases in the prices of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket components are not equally weighted, increases in the prices of lower weighted basket components may be offset by even small decreases in the prices of the more heavily weighted basket components.
The notes are subject to risks associated with non-U.S. companies or companies with a principal place of business outside of the U.S.
Some of the basket components, including the common stock of Eaton Corporation Public Limited Company, the common stock of Johnson Controls International Public Limited Company and the common stock of lululemon athletica inc., represent shares of non-U.S. companies or companies with a principal place of business outside of the U.S. An investment linked to the value of such companies involves risks associated with the home country of such company. The prices of the ordinary shares of non-U.S. companies may be affected by political, economic, financial and social factors in the home country of such companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
Investors should investigate the basket components as if investing directly in the basket components
Investors should conduct their own diligence of the basket components as an investor would if it were directly investing in the basket components. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the basket components could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the basket components.
Past hypothetical performance of the basket and past performance of the basket components should not be taken as an indication of the future performance of the level of the basket or the prices of the basket components
The notes are directly linked to the performance of the basket and indirectly linked to the performance of the basket components, which is speculative and involves a high degree of risk. None of the Bank, the calculation agent, or GS&Co., or any other affiliate of the Bank, the calculation agent or GS&Co. gives any assurance as to the performance of the basket or the basket components. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the basket. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past hypothetical performance of the basket and past performance of the basket components should not be taken as a guarantee or assurance of the future performance of the basket or basket components, and it is impossible to predict whether the basket or basket components will rise or fall during the term of the notes.
There is no affiliation between any basket component issuer and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the basket component issuers. None of the Bank, SCUSA, GS&Co. or any of our or their respective affiliates, is affiliated with any basket component issuer or have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. You should make your own investigation into the basket components and the basket component issuers. See the section entitled “Information Regarding the Basket Components” in this pricing supplement for additional information about the basket components.

Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower.
Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models when the terms of the notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.
If the level of the basket changes, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” and “— The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the prices of the basket components and, therefore, the basket;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the basket components;
•	the dividend rates of the basket components;
•	the correlation among the basket components;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities  markets generally and which may affect the prices of the basket components and, therefore, the basket;

•	interest rate and yield rates in the market;
•	the time remaining until maturity; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the basket (and the prices of the basket components) over the full term of the notes, (ii) correlation among the basket components, (iii) volatility of the price of the basket components, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the basket (and therefore the prices of the basket components) and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity even if the basket return at such time is positive.
See “—The market value of the notes may be influenced by many unpredictable factors” herein.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our respective clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the basket components. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked notes whose returns are linked to changes in the price of the basket components. Any of these hedging activities may adversely affect the price of the basket components — directly or indirectly — and therefore the market value of the notes and the amount you will receive, if any, on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer, or an affiliate, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of, and amount payable on, the notes may decline.

The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the basket component issuers and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the basket components, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the basket components and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the basket component issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the basket components and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co., and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the basket components and the value of, and any amount payable on, the notes.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or GS&Co., or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders.
Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the basket components.

The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to any of the basket components occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to a basket component has occurred or is continuing, the valuation date for the affected basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable final component price that must be used to determine the payment at maturity. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “General Terms of the Notes — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity
For anti-dilution and reorganization events affecting a basket component, the calculation agent may make adjustments to the initial component price and/or the final component price, as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a basket component. For instance, the calculation agent will not make any adjustments for regular cash dividends. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes and your payment at maturity may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the notes and your payment at maturity, if any. See “General Terms of the Notes — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
In some circumstances, the payment you receive on the notes may be based on the common stock of another company and not the basket component issuer
Following certain corporate events relating to a basket component where its issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to such basket component issuer or any cash or any other assets distributed to holders of shares of the basket component in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the related procedures under “General Terms of the Notes — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.
General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE BASKET AND THE BASKET COMPONENTS
 The Basket
The basket is comprised of the basket components, which consist of the common stock or ordinary shares of 67 companies, as set forth herein under “About the Basket”.
 Hypothetical Historical Basket Levels
Because the basket is a newly created basket and its level was first calculated on the trade date, there is no actual historical information about levels of the basket as of the date of this pricing supplement. Therefore, the hypothetical levels of the basket below are calculated based on publicly available information for each basket component as reported by Bloomberg, without independent verification. The hypothetical levels of the basket have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes
The graph below illustrates the hypothetical performance of the basket from October 1, 2021 (the earliest date for which historical trading data is available for all basket components) through January 21, 2022, based on the daily closing prices of the basket components adjusted for corporate events. Past hypothetical performance of the basket is not indicative of the future performance of the basket. In addition, because hypothetical performance of the basket is only available from October 1, 2021 (as noted above), such hypothetical historical performance provides less information on which to evaluate an investment decision than would information regarding a basket of securities or other assets with a longer period of hypothetical historical performance.

The Basket Components
Included on the following pages is a brief description of each basket component issuer and a graph that illustrates the past performance of such basket component for the specified period. This information has been obtained from publicly available sources. We obtained the past performance information set forth below from Bloomberg without independent verification.
Each basket component issuer faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket, any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.
Each of the basket component issuers is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files financial and other information with the SEC. Periodic reports, proxy and information statements and other information filed by the basket component issuers can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.W. Washington, DC 20549, and such reports and filings are available at sec.gov. You should make your own investigation of the basket components and the basket component issuers (and whether to obtain exposure to the basket through an investment in the notes) by reading these reports and filings to understand the risks of each of the basket components and the basket component issuers.
Historical Closing Prices of the Basket Components
The prices of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a basket component during the period shown below is not an indication that such basket component is more or less likely to increase or decrease at any time during the term of your notes.
We have not undertaken an independent review or due diligence of the information. The graphs below, except where otherwise indicated, illustrate the performance of the basket components from January 1, 2017 through January 21, 2022, based on information from Bloomberg without independent verification. Past performance of the basket components is not indicative of the future performance of the basket components.

Archer-Daniels-Midland Company
According to publicly available information, Archer-Daniels-Midland Company procures, transports, stores, and merchandises agricultural commodities and products. Archer-Daniels-Midland Company processes oilseeds, corn, milo, oats, barley, peanuts, and wheat. Archer-Daniels-Midland Company also processes produce products which have primarily two end uses including food or feed ingredients. Information filed by Archer-Daniels-Midland Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000007084 and its common stock is listed on the New York Stock Exchange under the ticker symbol "ADM".

AGCO Corporation
According to publicly available information, AGCO Corporation manufactures and distributes agricultural equipment. AGCO Corporation sells a wide range of agricultural equipment and related replacement parts, including tractors, combines, hay tools, sprayers, and forage equipment. AGCO Corporation serves customers worldwide. Information filed by AGCO Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000880266 and its common stock is listed on the New York Stock Exchange under the ticker symbol "AGCO".

Allison Transmission Holdings, Inc.
According to publicly available information, Allison Transmission Holdings, Inc. manufactures fully-automatic transmissions for medium and heavy-duty commercial vehicles, medium and heavy-tactical U.S. military vehicles, and hybrid-propulsion systems for transit buses. Allison Transmission Holdings, Inc.’s products are used in a variety of applications. Information filed by Allison Transmission Holdings, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001411207 and its common stock is listed on the New York Stock Exchange under the ticker symbol "ALSN".

AutoNation, Inc.
According to publicly available information, AutoNation, Inc. retails automobiles. AutoNation, Inc. offers cars, trucks, pre-owned vehicles, auto parts, and accessories, as well as renders service contracts, auto financing, and repairing services. AutoNation, Inc. operates in the United States. Information filed by AutoNation, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000350698 and its common stock is listed on the New York Stock Exchange under the ticker symbol "AN".

Ashland Global Holdings Inc.
According to publicly available information, Ashland Global Holdings Inc. operates as a holding company. Ashland Global Holdings Inc., through its subsidiaries, produces and distributes a wide range of diversified chemicals and thermoplastic resins. Ashland Global Holdings Inc. serves construction, automotive, energy, and pharmaceutical sectors worldwide. Information filed by Ashland Global Holdings Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001674862 and its common stock is listed on the New York Stock Exchange under the ticker symbol "ASH".

Armstrong World Industries, Inc.
According to publicly available information, Armstrong World Industries, Inc. provides home improvement solutions. Armstrong World Industries, Inc. offers ceilings, walls, roof deck, and plasterform castings for commercial spaces and homes. Armstrong World Industries, Inc. serves customers worldwide. Information filed by Armstrong World Industries, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000007431 and its common stock is listed on the New York Stock Exchange under the ticker symbol "AWI".

AutoZone, Inc.
According to publicly available information, AutoZone, Inc. is a specialty retailer of automotive replacement parts and accessories. AutoZone, Inc. offers an extensive product line for cars, sport utility vehicles, vans, and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Autozone, Inc. operates in the United States, Puerto Rico, and Mexico. Information filed by AutoZone, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000866787 and its common stock is listed on the New York Stock Exchange under the ticker symbol "AZO".

Bank of America Corporation
According to publicly available information, Bank of America Corporation operates as a financial holding company. Bank of America Corporation offers saving accounts, deposits, mortgage and construction loans, cash and wealth management, certificates of deposit, investment funds, credit and debit cards, insurance, mobile, and online banking services. Bank of America Corporation serves customers worldwide. Information filed by Bank of America Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000070858 and its common stock is listed on the New York Stock Exchange under the ticker symbol "BAC".

Burlington Stores, Inc.
According to publicly available information, Burlington Stores, Inc. owns and operates clothing retail stores. Burlington Stores, Inc. offers, through its stores and internet sites, men's, women's, and children's apparels. Burlington Stores, Inc. operates within the United States and Puerto Rico. Information filed by Burlington Stores, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001579298 and its common stock is listed on the New York Stock Exchange under the ticker symbol "BURL".

Caterpillar Inc.
According to publicly available information, Caterpillar Inc. designs, manufactures, and markets construction, mining, and forestry machinery. Caterpillar Inc. also manufactures engines and other related parts for its equipment, and offers financing and insurance. Caterpillar Inc. distributes its products through a worldwide organization of dealers. Information filed by Caterpillar Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000018230 and its common stock is listed on the New York Stock Exchange under the ticker symbol "CAT".

Celanese Corporation
According to publicly available information, Celanese Corporation operates as a global integrated producer of chemicals and advanced materials. Celanese Corporation offers products such as acetyl, acetate, vinyl emulsion, and engineered polymers. Celanese Corporation operations serves customers worldwide. Information filed by Celanese Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001306830 and its common stock is listed on the New York Stock Exchange under the ticker symbol "CE".

Citizens Financial Group, Inc.
According to publicly available information, Citizens Financial Group, Inc. provides a full range of commercial banking services for retail and institutional customers. Citizens Financial Group, Inc. offers consumer loans, commercial loans, mortgage loans, deposit products, internet banking, and trust services. Information filed by Citizens Financial Group, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000759944 and its common stock is listed on the New York Stock Exchange under the ticker symbol "CFG".

Colfax Corporation
According to publicly available information, Colfax Corporation operates as a multi-platform diversified industrial company. Colfax Corporation manufactures equipment and filler metals for virtually every welding and cutting application, as well as air and gas handling equipment such as heavy duty fans, heat exchangers, gas compressors, and other related products. Colfax Corporation serves customers worldwide. Information filed by Colfax Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001420800 and its common stock is listed on the New York Stock Exchange under the ticker symbol "CFX".

Clean Harbors, Inc.
According to publicly available information, Clean Harbors, Inc. provides a variety of environmental remediation and industrial waste management services to customers in the United States and Puerto Rico. Clean Harbors, Inc.'s services include treatment and disposal of hazardous and non-hazardous solid and liquid waste, surface remediation, groundwater restoration, and waste packaging, as well as analytical testing and consulting. Information filed by Clean Harbors, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000822818 and its common stock is listed on the New York Stock Exchange under the ticker symbol "CLH".

Chipotle Mexican Grill, Inc.
According to publicly available information, Chipotle Mexican Grill, Inc. owns and operates quick serve Mexican restaurants. Chipotle Mexican Grill, Inc. manages restaurants throughout the United States. Information filed by Chipotle Mexican Grill, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001058090 and its common stock is listed on the New York Stock Exchange under the ticker symbol "CMG".

Carter's, Inc.
According to publicly available information, Carter's, Inc. markets baby and young children's apparel in the United States. Carter's, Inc. offers brands to national department stores, chain and specialty stores, discount retailers, and its own retail shops. Information filed by Carter's, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001060822 and its common stock is listed on the New York Stock Exchange under the ticker symbol "CRI".

Deere & Company
According to publicly available information, Deere & Company manufactures and distributes a range of agricultural, construction, forestry, and commercial and consumer equipment. Deere & Company supplies replacement parts for its own products and for those of other manufacturers. Deere & Company also provides product and parts financing services. Deere & Company extends its services and products worldwide. Information filed by Deere & Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000315189 and its common stock is listed on the New York Stock Exchange under the ticker symbol "DE".

Domino's Pizza, Inc.
According to publicly available information, Domino's Pizza, Inc. operates a network of company-owned and franchise Domino's Pizza stores, located throughout the United States and in other countries. Domino's Pizza, Inc. also operates regional dough manufacturing and distribution centers in the contiguous United States and outside the United States. Information filed by Domino's Pizza, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001286681 and its common stock is listed on the New York Stock Exchange under the ticker symbol "DPZ".

Eaton Corporation Public Limited Company
According to publicly available information, Eaton Corporation Public Limited Company manufactures engineered products for the industrial, vehicle, construction, commercial, and aerospace markets. Eaton Corporation Public Limited Company offers hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, and a wide variety of controls. Eaton Corporation Public Limited Company conducts business worldwide. Information filed by Eaton Corporation Public Limited Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001551182 and its ordinary shares are listed on the New York Stock Exchange under the ticker symbol "ETN".

Fifth Third Bancorp
According to publicly available information, Fifth Third Bancorp is a diversified financial services company that operates banking centers in the Midwestern and Southeastern regions of the United States. Fifth Third Bancorp's principal businesses include retail banking, commercial banking, investment advisory, and data processing. Information filed by Fifth Third Bancorp with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000035527 and its common stock is listed on the Nasdaq Global Select Market under the ticker symbol "FITB".

FMC Corporation
According to publicly available information, FMC Corporation provides agricultural solutions. FMC Corporation offers herbicides, insecticides and miticides, fungicides, harvest aids, and other crop chemicals used for seed corn, potatoes, sorghum, sweet corn, cotton, tobacco, sunflowers, grapes, and other related products. FMC Corporation serves customers worldwide. Information filed by FMC Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000037785 and its common stock is listed on the New York Stock Exchange under the ticker symbol "FMC".

Floor & Decor Holdings, Inc.
According to publicly available information, Floor & Decor Holdings, Inc. operates as a holding company. Floor & Decor Holdings, Inc., through its subsidiaries, retails tile, wood, laminate, and natural stone flooring along with decorative and installation accessories. Floor & Decor Holdings, Inc. serves customers in the United States. Information filed by Floor & Decor Holdings, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001507079 and its Class A common stock is listed on the New York Stock Exchange under the ticker symbol "FND". The graph below shows the daily historical closing prices of Floor & Decor Holdings, Inc. from April 27, 2017, the date Floor & Decor Holdings, Inc. completed its initial public offering, through January 21, 2022.

Graco Inc.
According to publicly available information, Graco Inc. supplies technology for the management of fluids in both industrial and commercial applications. Graco Inc. designs, manufactures, and markets systems to move, measure, control, dispense, and apply fluid materials. Graco Inc. products are used for applying paints and coatings, high-pressure cleaning of equipment, and lubricating and maintaining vehicles, and other equipment. Information filed by Graco Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000042888 and its common stock is listed on the New York Stock Exchange under the ticker symbol "GGG".

Genuine Parts Company
According to publicly available information, Genuine Parts Company distributes automotive replacement parts, industrial replacement parts, office products, and electrical and electronic materials. Genuine Parts Company conducts business throughout most of the United States, in Canada, and in Mexico. Information filed by Genuine Parts Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000040987 and its common stock is listed on the New York Stock Exchange under the ticker symbol "GPC".

The Gap, Inc.
According to publicly available information, The Gap, Inc. is an international specialty retailer operating retail and outlet stores. The Gap, Inc. sells casual apparel, accessories, and personal care products for men, women, and children. The Gap, Inc. operates stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. Information filed by The Gap, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000039911 and its common stock is listed on the New York Stock Exchange under the ticker symbol "GPS".

Hanesbrands Inc.
According to publicly available information, Hanesbrands Inc. manufactures apparels and clothing products. Hanesbrands Inc. produces underwear, t-shirts, sport shirts, socks, bras, thermals, sweatshirts, sleepwear, and shoes for men, women, and children. Hanesbrands Inc. serves clients in the State of North Carolina. Information filed by Hanesbrands Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001359841 and its common stock is listed on the New York Stock Exchange under the ticker symbol "HBI".

Huntington Ingalls Industries, Inc.
According to publicly available information, Huntington Ingalls Industries, Inc. designs, builds, and maintains nuclear and non-nuclear ships for the United States Navy and Coast Guard. Huntington Ingalls Industries, Inc. also provides after-market services for military ships worldwide. Huntington Ingalls Industries, Inc. consists of two primary business divisions, Newport News Shipbuilding and Ingalls Shipbuilding. Information filed by Huntington Ingalls Industries, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001501585 and its common stock is listed on the New York Stock Exchange under the ticker symbol "HII".

Honeywell International Inc.
According to publicly available information, Honeywell International Inc. is a worldwide technology and manufacturing company. Honeywell International Inc. provides aerospace products and services, control, sensing and security technologies for commercial buildings, safety and productivity solutions, specialty chemicals, advanced materials, process technology for refining and petrochemicals, and energy efficient products and solutions. Information filed by Honeywell International Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000773840 and its common stock is listed on the Nasdaq Global Select Market under the ticker symbol "HON".

Huntsman Corporation
According to publicly available information, Huntsman Corporation is a global manufacturer and marketer of differentiated and specialty chemicals. Huntsman Corporation offers MDI formulations and systems, advanced epoxy, acrylic and polyurethane-based formulations, maleic anhydride, surfactants, amines, textile chemicals and dyes, and wide variety of other chemicals. Information filed by Huntsman Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001307954 and its common stock is listed on the New York Stock Exchange under the ticker symbol "HUN".

IDEX Corporation
According to publicly available information, IDEX Corporation designs, manufactures, and markets pump and dispensing equipment and other engineered products. IDEX Corporation offers products including industrial pumps, lubrication systems, banding and clamping devices, and rescue tools. IDEX Corporation serves customers worldwide. Information filed by IDEX Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000832101 and its common stock is listed on the New York Stock Exchange under the ticker symbol "IEX".

International Paper Company
According to publicly available information, International Paper Company produces and distributes paper products. International Paper Company offers uncoated printing and writing papers, pulp, and fiber-based packaging products. International Paper Company serves customers globally. Information filed by International Paper Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000051434 and its common shares are listed on the New York Stock Exchange under the ticker symbol "IP".

ITT Inc.
According to publicly available information, ITT Inc. manufactures engineered components and customized technology solutions for industrial end-markets. ITT Inc. offers complex pumps to advanced brake pads to intricate connectors. ITT Inc. serves energy infrastructure, electronics, aerospace, and transportation sectors. Information filed by ITT Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000216228 and its common stock is listed on the New York Stock Exchange under the ticker symbol "ITT".

Illinois Tool Works Inc.
According to publicly available information, Illinois Tool Works Inc. designs and manufactures fasteners, components, equipment, consumable systems, and a variety of specialty products and equipment. Illinois Tool Works Inc.'s products include industrial fluids and adhesives, tooling for specialty applications, welding products, and quality measurement equipment and systems. Illinois Tool Works Inc. operates worldwide. Information filed by Illinois Tool Works Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000049826 and its common stock is listed on the New York Stock Exchange under the ticker symbol "ITW".

Jacobs Engineering Group Inc.
According to publicly available information, Jacobs Engineering Group Inc. provides a broad range of technical, professional, and construction services to a large number of industrial, commercial, and governmental clients around the world. Jacobs Engineering Group Inc. offers interior, construction management, scientific research and testing, architecture, engineering, and operations and maintenance services. Information filed by Jacobs Engineering Group Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000052988 and its common stock is listed on the New York Stock Exchange under the ticker symbol "J".

Johnson Controls International Public Limited Company
According to publicly available information, Johnson Controls International Public Limited Company provides building products and technology solutions. Johnson Controls International Public Limited Company offers air systems, building management, HVAC controls, security, and fire safety solutions. Johnson Controls International Public Limited Company serves customers worldwide. Information filed by Johnson Controls International Public Limited Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000833444 and its ordinary shares are listed on the New York Stock Exchange under the ticker symbol "JCI".

JPMorgan Chase & Co.
According to publicly available information, JPMorgan Chase & Co. provides global financial services and retail banking. JPMorgan Chase & Co. provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. JPMorgan Chase & Co. serves business enterprises, institutions, and individuals. Information filed by JPMorgan Chase & Co. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000019617 and its common stock is listed on the New York Stock Exchange under the ticker symbol "JPM".

lululemon athletica inc.
According to publicly available information, lululemon athletica inc. designs and retails athletic clothing products. lululemon athletica inc. produces fitness pants, shorts, tops and jackets for yoga, dance, running, and general fitness. lululemon athletica inc. serves customers worldwide. Information filed by lululemon athletica inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001397187 and its common stock is listed on the Nasdaq Global Select Market under the ticker symbol "LULU".

Masco Corporation
According to publicly available information, Masco Corporation manufactures and sells home improvement and building products. Masco Corporation's products include faucets, kitchen and bath cabinets, architectural coatings, and builders hardware products. Masco Corporation sells its products through mass merchandisers, home centers, hardware stores, and other wholesale and retail outlets to consumers and contractors. Information filed by Masco Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000062996 and its common stock is listed on the New York Stock Exchange under the ticker symbol "MAS".

McDonald's Corporation
According to publicly available information, McDonald's Corporation franchises and operates fast-food restaurants in the global restaurant industry. McDonald's Corporation's restaurants serves a variety of value-priced menu products in countries around the world. Information filed by McDonald's Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000063908 and its common stock is listed on the New York Stock Exchange under the ticker symbol "MCD".

MetLife, Inc.
According to publicly available information, MetLife, Inc. provides individual insurance, employee benefits, and financial services with operations throughout the United States and the regions of Latin America, Europe, and Asia Pacific. MetLife, Inc.’s products include life insurance, annuities, automobile and homeowners insurance, retail banking, and other financial services to individuals, as well as group insurance. Information filed by MetLife, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001099219 and its common stock is listed on the New York Stock Exchange under the ticker symbol "MET".

The Mosaic Company
According to publicly available information, The Mosaic Company produces and distributes crop nutrients to the agricultural communities. The Mosaic Company offers feed ingredients, crop nutrient, industrial products, concentrated phosphates, and potash. The Mosaic Company serves customers worldwide. Information filed by The Mosaic Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001285785 and its common stock is listed on the New York Stock Exchange under the ticker symbol "MOS".

Morgan Stanley
According to publicly available information, Morgan Stanley, a bank holding company, provides diversified financial services on a worldwide basis. Morgan Stanley operates a global securities business which serves individual and institutional investors and investment banking clients. Morgan Stanley also operates a global asset management business. Information filed by Morgan Stanley with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000895421 and its common stock is listed on the New York Stock Exchange under the ticker symbol "MS".

Olin Corporation
According to publicly available information, Olin Corporation manufactures chemicals and ammunition products. Olin Corporation manufactures and sells chlorine, caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, sodium chlorate, bleach products, and potassium hydroxide. Olin Corporation also manufactures products that include sporting ammunition, reloading components, small caliber military ammunition and industrial cartridges. Information filed by Olin Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000074303 and its common stock is listed on the New York Stock Exchange under the ticker symbol "OLN".

O'Reilly Automotive, Inc.
According to publicly available information, O'Reilly Automotive, Inc. retails and supplies automotive aftermarket parts, tools, supplies, equipment, and accessories. O'Reilly Automotive, Inc. sells its products to do-it-yourself customers, professional mechanics, and service technicians. O'Reilly Automotive, Inc. operates stores throughout the United States. Information filed by O'Reilly Automotive, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000898173 and its common stock is listed on the Nasdaq Global Select Market under the ticker symbol "ORLY".

Oshkosh Corporation
According to publicly available information, Oshkosh Corporation designs, manufactures, and markets fire and emergency apparatuses, specialty commercial, and military trucks. Oshkosh Corporation provides products, such as pumpers, aerial and ladder trucks, tankers, rescue vehicles, snow removal vehicles, refuse truck bodies, and concrete mixers. Information filed by Oshkosh Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000775158 and its common stock is listed on the New York Stock Exchange under the ticker symbol "OSK".

Parker-Hannifin Corporation
According to publicly available information, Parker-Hannifin Corporation manufactures motion control products, including fluid power systems, electromechanical controls, and related components. Parker-Hannifin Corporation also produces fluid purification, fluid flow, process instrumentation, air conditioning, refrigeration, and electromagnetic shielding and thermal management products. Information filed by Parker-Hannifin Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000076334 and its common shares are listed on the New York Stock Exchange under the ticker symbol "PH".

Packaging Corporation of America
According to publicly available information, Packaging Corporation of America manufactures containerboard and corrugated packaging products for use in protecting goods during shipment. Packaging Corporation of America also produces multi-color boxes and displays, as well as meat and wax-coated boxes for the agricultural industry. Information filed by Packaging Corporation of America with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000075677 and its common stock is listed on the New York Stock Exchange under the ticker symbol "PKG".

The PNC Financial Services Group, Inc.
According to publicly available information, The PNC Financial Services Group, Inc. is a diversified financial services organization. The PNC Financial Services Group, Inc. provides regional banking, wholesale banking, and asset management services nationally and in The PNC Financial Services Group, Inc.'s primary regional markets. Information filed by The PNC Financial Services Group, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000713676 and its common stock is listed on the New York Stock Exchange under the ticker symbol "PNC".

Pool Corporation
According to publicly available information, Pool Corporation is a wholesale distributor of swimming pool supplies, equipment, and related products. Pool Corporation's inventory includes a diverse range of products, from construction materials, replacement parts, and fencing to pool care products and spas. Pool Corporation serves customers worldwide. Information filed by Pool Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000945841 and its common stock is listed on the Nasdaq Global Select Market under the ticker symbol "POOL".

Regions Financial Corporation
According to publicly available information, Regions Financial Corporation operates as a regional multi-bank holding company. Regions Financial Corporation provides mortgage banking, credit life insurance, leasing, commercial accounts receivable factoring, specialty mortgage financing, and securities brokerage services. Regions Financial Corporation provides banking services throughout the South, Midwest, and Eastern United States. Information filed by Regions Financial Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001281761 and its common stock is listed on the New York Stock Exchange under the ticker symbol "RF".

Raymond James Financial, Inc.
According to publicly available information, Raymond James Financial, Inc. provides financial services to individuals, corporations, and municipalities through its subsidiary investment firms. Raymond James Financial, Inc. operates throughout the United States, Canada and overseas. Information filed by Raymond James Financial, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000720005 and its common stock is listed on the New York Stock Exchange under the ticker symbol "RJF".

Ralph Lauren Corporation
According to publicly available information, Ralph Lauren Corporation designs, markets, and distributes men's, women's and children's apparel, accessories, fragrances, and home furnishings. Ralph Lauren Corporation's products are sold under a wide range of brands. Ralph Lauren Corporation's operations include wholesale, retail, and licensing. Information filed by Ralph Lauren Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001037038 and its Class A common stock is listed on the New York Stock Exchange under the ticker symbol "RL".

Rockwell Automation, Inc.
According to publicly available information, Rockwell Automation, Inc. produces industrial automation products. Rockwell Automation, Inc. offers products such as control systems, motor control devices, sensors, and industrial control panels. Rockwell Automation, Inc. markets its products worldwide. Information filed by Rockwell Automation, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001024478 and its common stock is listed on the New York Stock Exchange under the ticker symbol "ROK".

Roper Technologies, Inc.
According to publicly available information, Roper Technologies, Inc. manufactures and distributes industrial equipment. Roper Technologies, Inc. offers industrial controls, fluid handling, pumps, medical and scientific devices, analytical instrumentation products, radio frequency identification (RFID) communication technology, and software solutions. Information filed by Roper Technologies, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000882835 and its common stock is listed on the New York Stock Exchange under the ticker symbol "ROP".

Republic Services, Inc.
According to publicly available information, Republic Services, Inc. provides non-hazardous solid waste collection and disposal services in the United States. Republic Services, Inc. provides solid waste collection services for commercial, industrial, municipal, and residential customers. Republic Services, Inc. also operates transfer stations, landfills, and recycling facilities. Information filed by Republic Services, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001060391 and its common stock is listed on the New York Stock Exchange under the ticker symbol "RSG".

Sylvamo Corporation
According to publicly available information, Sylvamo Corporation manufactures bulk paper, as well as raw pulp materials. Information filed by Sylvamo Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001856485 and its common stock is listed on the New York Stock Exchange under the ticker symbol "SLVM". The graph below shows the daily historical closing prices of Sylvamo Corporation from October 1, 2021, the date Sylvamo Corporation became an independent, publicly traded company, through January 21, 2022.

Stericycle, Inc.
According to publicly available information, Stericycle, Inc. provides regulated medical waste management services, including waste collection, transportation, treatment, and disposal. Information filed by Stericycle, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000861878 and its common stock is listed on the Nasdaq Global Select Market under the ticker symbol "SRCL".

Constellation Brands, Inc.
According to publicly available information, Constellation Brands, Inc. produces and markets alcoholic beverages in North America, Europe, and Australia, and New Zealand. Constellation Brands, Inc. has a portfolio of brands across the wine, imported beer, and distilled spirits categories. Constellation Brands, Inc. conducts its business through wholly owned subsidiaries as well as through a variety of joint ventures and other entities. Information filed by Constellation Brands, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000016918 and its Class A common stock is listed on the New York Stock Exchange under the ticker symbol "STZ".

Sysco Corporation
According to publicly available information, Sysco Corporation distributes food and related products primarily to the foodservice industry. Sysco Corporation also distributes personal care guest amenities, housekeeping supplies, room accessories, and textiles to the lodging industry. Information filed by Sysco Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000096021 and its common stock is listed on the New York Stock Exchange under the ticker symbol "SYY".

The Timken Company
According to publicly available information, The Timken Company manufactures and distributes tapered roller bearings, as well as cylindrical, spherical, and precision ball bearings. The Timken Company also produces power transmission components and assemblies, as well as systems such as helicopter transmissions. Information filed by The Timken Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000098362 and its common shares are listed on the New York Stock Exchange under the ticker symbol "TKR".

Univar Solutions Inc.
According to publicly available information, Univar Solutions Inc. distributes industrial and specialty chemical products. Univar Solutions Inc. offers solvents, resins, pigments, acids, bases, surfactants, glycols, inorganic compounds, and alcohols. Univar Solutions Inc. supplies its products to the coatings and adhesives, food, oil and gas, personal care, and pharmaceutical industries worldwide. Information filed by Univar Solutions Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001494319 and its common stock is listed on the New York Stock Exchange under the ticker symbol "UNVR".

United Rentals, Inc.
According to publicly available information, United Rentals, Inc., through its subsidiary, is an equipment rental company operating a network of locations in the United States, Canada and Europe. United Rentals, Inc. serves the construction industry, industrial and commercial concerns, homeowners, and other individuals. Information filed by United Rentals, Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001067701 and its common stock is listed on the New York Stock Exchange under the ticker symbol "URI".

US Foods Holding Corp.
According to publicly available information, US Foods Holding Corp. operates as a holding company and provides catering services through its subsidiaries. US Foods Holding Corp. serves healthcare, hospitality, educational, government facilities, and other sectors in the United States. Information filed by US Foods Holding Corp. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001665918 and its common stock is listed on the New York Stock Exchange under the ticker symbol "USFD".

V.F. Corporation
According to publicly available information, V.F. Corporation is an international apparel company that owns a broad portfolio of brands in the jeanswear, outerwear, packs, footwear, sportswear, and occupational apparel categories. V.F. Corporation’s products are marketed to consumers shopping in specialty stores, mid-tier , traditional department stores, national chains, and mass merchants. Information filed by V.F. Corporation with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000103379 and its common stock is listed on the New York Stock Exchange under the ticker symbol "VFC".

The Wendy's Company
According to publicly available information, The Wendy's Company owns, operates, and franchises fast-food restaurants. Information filed by The Wendy's Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0000030697 and its common stock is listed on the Nasdaq Global Select Market under the ticker symbol "WEN".

WestRock Company
According to publicly available information, WestRock Company provides corrugated packaging solutions worldwide. WestRock Company offers merchandising displays, paperboard, folding cartons, kraft papers, protective packaging, and pulp. Information filed by WestRock Company with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001732845 and its common stock is listed on the New York Stock Exchange under the ticker symbol "WRK".

Xylem Inc.
According to publicly available information, Xylem, Inc. is a designer, manufacturer, equipment, and service provider for water and wastewater applications addressing the full-cycle of water from collection, distribution, and use to the return of water to the environment. Xylem, Inc.'s products include water and wastewater pumps, treatment and testing equipment, industrial pumps, valves, heat exchangers, and dispensing equipment. Information filed by Xylem Inc. with the SEC under the Exchange Act can be located by reference to its CIK Code: 0001524472 and its common stock is listed on the New York Stock Exchange under the ticker symbol "XYL".

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
SCUSA, our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to GS&Co. at a discount reflecting commissions of $9.50 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $7.00 of selling commission. GS&Co. initially offered the notes to the public at the original issue price, as set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
A fee will also be paid to SIMON Markets LLC, a broker-dealer affiliated with GS&Co., in connection with the distribution of the notes.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co, or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell the notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co., and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES
See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the basket. If your notes are so treated you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further in the accompanying product supplement under “—Alternative Treatments”.
Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any basket component issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of a note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any basket component issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any basket component issuer and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the basket component issuers for their notes as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to any basket component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting any basket component or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of any basket component or the notes. If you enter, or have entered, into other transactions in respect of any basket component or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the basket component issuers).

VALIDITY OF THE NOTES
In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated December 3, 2021 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on December 3, 2021.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.